Exhibit 10.1

MUTUAL SEPARATION AND TRANSITION AGREEMENT

     This Mutual Separation and Transition Agreement (“Agreement”) is entered into effective as of June 30, 2013, among Counsel RB Capital Inc. (“Company”), Adam Reich (“Executive”), CRB Holdings LA, LLC (“CRB Holdings”), and Kind Chin Associates, LLC (“Kind Chin”) (each a “Party” and collectively the “Parties”).

     Executive is employed by Company as its Co-CEO and Executive’s wholly-owned company, CRB Holdings, is a stockholder of Company;

     The Parties have mutually agreed to end Executive’s employment relationship with Company, to terminate certain agreements among the Parties, and to part amicably.

     In consideration of the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

     1. Executive’s Separation. Executive’s separation from Company will be effective as of the close of business on June 30, 2013 (the “Separation Date”). Executive hereby resigns as an employee, director, officer and from any other position he may hold at Company and each of its Affiliates, effective as of the Separation Date. For purposes of this Agreement, Affiliates means any person, entity or organization that controls, is controlled by or under common control with Company or Executive, respectively. For purposes of this Agreement, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a person, entity, partnership, joint venture, trust, business or other organization or association, whether through ownership of voting securities, as trustee or executor, by contract or any other means. For clarity, the Affiliates of Executive include Kind Chin, CRB Holdings and Reich Brothers, Inc., and the Affiliates of Company include Counsel Corporation, Counsel RB Capital LLC (“CRB”) and Heritage Global Partners, Inc. (“HGP”).

     2. Salary and Benefits. Subject to standard withholding requirements, Company will pay Executive an amount equal to his present monthly salary and continue any group medical or health benefits plan currently provided by Company, in each case through July 31, 2013. On or before August 1, 2013, Executive will pay to Company an amount equal to the sum of Executive’s salary for July plus the cost of Executive’s group medical or health benefits plan for July. For clarity, such expenses include the amounts shown on Schedule 2. No benefits, salary, bonus, severance payments or other amounts whatsoever will be due to Executive except as set forth in this Section 2. Executive may exercise the option of continuing any group medical or health benefit plan provided by Company consistent with, for the duration allowed by, and under the conditions imposed under applicable federal and state laws. Company will provide Executive with a standard COBRA letter providing further details concerning Executive’s health insurance continuation rights.

     3. Expenses. Company has paid the June charges on Executive’s AMEX account in accordance with Company policy. On or before August 1, 2013, Executive and Jonathan Reich will reimburse Company for Executive’s personal expenses shown on Schedule 2. Amounts otherwise due from Executive and Jonathan Reich under this Agreement will be reduced by certain expenses paid by Adam Reich in the amount shown on Schedule 2.

     4. Common Stock and Intellectual Property Matters.

          4.1 Surrender of Shares. Effective on the Separation Date, Executive hereby surrenders to the Company 400,000 shares of Company Common Stock (the “Shares”). Executive represents and warrants to Company that Executive holds good and valid title to, and sole record and beneficial ownership of, the Shares, free and clear of any liens, encumbrances, claims or other defects of title or restrictions other than applicable securities laws (collectively, “Encumbrances”), and Executive has not assigned or agreed to assign any rights related to the Shares. Promptly following execution of this Agreement, Executive will deliver to Company the stock certificates representing all of the Shares, with duly executed stock powers reasonably satisfactory to Company and its transfer agent, in proper form for transfer, free and clear of all Encumbrances.

          4.2 Termination of License. The Intellectual Property License and Preservation Agreement dated August 10, 2012, between Executive and Company is hereby terminated as of the Separation Date. Promptly following the execution of this Agreement, Company will take all reasonable steps to change the name of Company and its subsidiaries to remove references to “RB” and will not use the name Reich Brothers or any variant thereof from and after the execution of this Agreement. For clarity, the term of the Intellectual Property License and Preservation Agreement set forth in Section 3 of that agreement is terminated and ends effective as of the Separation Date.

          4.3 Options. Executive’s option to acquire up to 625,000 shares of Company Common Stock pursuant to the Stock Option Grant Notice dated January 19, 2011 between Executive and Company will remain in full force and effect, in accordance with and subject to the terms and conditions of the grant notice, Stock Option Agreement dated January 19, 2011 between Executive and Company, and Company’s 2010 Non-Qualified Stock Option Plan.

          4.4 Retained Stock. For clarity, CRB Holdings will retain the 1,621,000 shares of Company Common Stock that it currently owns. Such shares will remain subject to all applicable state and federal securities laws. Promptly following the execution of this Agreement, the Parties will cooperate to remove from the stock certificates representing such shares all restrictive legends other than a standard securities laws legend.

     5. Satisfaction of Guarantees. On or promptly following the execution of this Agreement, Company will procure the termination of the following Agreements related to Company’s loan from Israel Discount Bank of New York (“IDB”): Guaranty Agreement from Kind Chin Associates LLC dated June 2, 2009, Support Agreement from Adam Reich dated June 2, 2009, and Guaranty Agreement (Validity) from Adam Reich dated June 2, 2009. The Parties acknowledge and agree that the Guaranty Agreement (Limited) from Adam Reich dated June 2, 2009 was released by IDB on or about March 1, 2011. In this regard, Company agrees to advance funds to CRB to pay off in full on or before the execution of this Agreement, Company’s obligations to Israel Discount Bank under the above referenced loan, with an approximate remaining balance of $4,000,000. In the event, for any reason, any of the guaranty or support agreements referenced above, or any replacements or amendments thereof are not fully released and terminated by the execution of this Agreement, the Company hereby agrees to indemnify, defend and hold harmless the Executive and his heirs, successors and assigns from and against any claims made by Israel Discount Bank or its assigns under any of such guaranty or support agreements referenced above or any replacements or amendments thereof. In the event such guaranty or support agreements are not terminated and released in full within 30 days following the Separation Date, the Company will terminate its loan facilities with Israel Discount Bank and replace them with another lender and new loans.

     6. Termination of Other Agreements.

          6.1 Terminated Agreements. Except as provided in Section 6.2, each existing agreement between the Parties is hereby terminated as of the Separation Date, including but not limited to the Company Code of Conduct as it applies to Executive, the Employment Agreement between Executive and Company dated January 19, 2011, as amended, and the Lock-up Agreement among Kind Chin, Executive and Company dated December 10, 2012, as amended. For clarity, no provisions of the Company Code of Conduct as it applies to Executive, the Employment Agreement between Executive and Company dated January 19, 2011, as amended, or the Lock-up Agreement among Kind Chin, Executive and Company dated December 10, 2012, as amended, that were intended to survive termination of such agreements shall continue after the Separation Date unless they are required by law. For clarity, notwithstanding the termination of the foregoing agreements, no claim for any breach of any agreement or obligation by any Party is waived or released by this Agreement.

          6.2 Surviving Agreements. Notwithstanding Section 6.1, the Stock Option Grant Notice and Stock Option Agreement described in Section 4.3 and the Indemnification Agreement dated January 19, 2011 between Executive and Company will remain in full force and effect in accordance with their terms (collectively, the “Surviving Agreements”). For clarity, Executive’s rights to indemnification, under the charter and bylaws of Company and the constituent documents of Company’s subsidiaries will remain in full force and effect in accordance with their terms. Executive’s rights and obligations under any directors’ and officers’ insurance policy maintained by Company are not effected by this Agreement and the Company agrees to maintain such policies after the Separation Date in Company’s discretion in accordance with Company’s needs; provided that Company will notify Executive if Company plans to terminate or not renew such insurance so that Executive may seek to purchase tail or other coverage.

          6.3 Non-disparagement. Except as required by applicable law or compelled by legal process, neither Executive nor anyone acting on his behalf will (i) make any derogatory, disparaging or critical statement about the Company, its Affiliates, or any of their present or former officers, directors, employees, shareholders, parents or subsidiaries or (ii) without the prior written consent of the Company, communicate, directly or indirectly, with the press or other media concerning the Company, its Affiliates, or any of their present or former employees or business of the Company (other than incidental references to the Company or its business which are non-specific in nature and included as a part of Executive's general market observations). Further, the Company agrees that, both during and after the Employment Period, except as required by applicable law or compelled by legal process, neither the Company nor anyone acting on its behalf will (i) make any derogatory, disparaging or critical statement about Executive, his Affiliates, or any of their present or former officers, directors, employees, shareholders, parents or subsidiaries or (ii) without the prior written consent of Executive, communicate, directly or indirectly, with the press or other media concerning Executive, his Affiliates, or any of their present or former officers, directors, employees, shareholders, parents or subsidiaries.

     7. Transition Matters.

          7.1 Transition Services. Executive will assist Company and reasonably cooperate in the transition of Executive’s responsibilities and duties to the Company and its Affiliates to such persons as may be designated by the Company, including assisting in transitioning business points of contacts and relationships with which Executive or any Transferred Employee (defined below) has been the principal point of contact on behalf of the Company or its Affiliates and ensuring the transfer of relevant knowledge necessary to enable the successful completion of and collection of amounts due under any transactions underway for which Executive or any Transferred Employee (defined below) has been principally responsible. Following the execution of this Agreement, Executive will be reasonably available via email and telephone to answer questions and provide guidance relating to matters previously under the direction or control of Executive or any Transferred Employee, and will cooperate in good faith with Company in providing information and answering questions related to such matters. Except as provided in Sections 7.6 and 7.7, Company anticipates that the need for post-Separation Date cooperation will be limited, and that Executive will not be required to play an active role in any Company transactions after the execution of this Agreement. As part of his employment, Executive obtained knowledge, information, and expertise regarding the operations of Company that may be useful to Company in prosecuting, defending and otherwise managing current and future litigation matters by or against Company. After the execution of this Agreement, Executive will, with reasonable notice and at Company’s expense, furnish information as may be in the possession of Executive or any Transferred Employee and will cooperate and cause the Transferred Employees to cooperate with Company as may reasonably be requested in connection with any claims or legal actions in which Company or its Affiliates are or may become a party.

          7.2 Employee Transfer. Effective as of the Separation Date, CRB will terminate the employment of Marc Esrig, Steve Kaufman, Yulia Levesque, Vaughn Barber and Ron Schinik (collectively, the “Transferred Employees”). Subject to standard withholding requirements, Company will pay the Transferred Employees an amount equal to their present monthly salary and continue any group medical or health benefits plan currently provided by Company, in each case through July 31, 2013. On or before August 1, 2013, Executive will pay to Company an amount equal to the sum of the Transferred Employees’ salaries for July plus the cost of Transferred Employees’ group medical or health benefits plan for July. Effective as of the Separation Date, Executive will employ the Transferred Employees on terms determined by Executive. Executive will indemnify, defend and hold harmless Company for any loss, cost or liability (including reasonable attorneys’ fees) incurred by Company or any Affiliate arising out of or relating to accrued paid time off and accrued vacation of the Transferred Employees as of the Separation Date which have not been paid to the Transferred Employees as of the Separation Date, including any investigation, complaint or action by any Transferred Employee or governmental agency or authority. Executive agrees to pay any claim for such unpaid time off or vacation pay when and if asserted by any Transferred Employee. The Transferred Employees will not receive bonus or severance pay upon their departure from Company.

          7.3 Office Transfers. Effective as of the Separation Date, Executive will cause his Affiliates to terminate the Los Angeles Lease (the “Lease”) dated September 30, 2010 for the Company’s LA office (the “Office”). Notwithstanding the provisions of the Lease, after the Separation Date, no party to the Lease will have any further rights, obligations, duties or liabilities under the Lease. Executive will be entitled to retain all of Executive’s personal property located at the Office. On or before August 1, 2013, Executive will return to Company the security deposit shown on Schedule 2.

          7.4 Active Transactions. Attached as Schedule 7.4A is a list of active transactions or opportunities with respect to which Company, its Affiliates or Executive have commenced meaningful efforts as of the Separation Date (the “Pending Opportunities”), and attached as Schedule 7.4B is a list of publicly known transactions on which Company, its Affiliates or Executive have not commenced meaningful efforts to obtain or pursue as of the Separation Date (the “Public Opportunities”). For clarity, “commenced meaningful efforts” includes making a bid, inspecting the property or putting a partners group together to pursue the opportunity. Schedule 7.4B is a list of publicly known transactions based on Executive’s last 6 month’s expense report data showing which transactions have been under consideration to varying degrees, but that have not become Pending Opportunities. Executive represents and warrants to Company that Schedule 7.4A is complete and accurate and that, other than transactions and opportunities that are identified on Schedule 7.4A, Executive has no actual knowledge of any transactions or opportunities with respect to which Company, its Affiliates or Executive have commenced meaningful efforts as of the Separation Date. For a period of 180 days following the Separation Date, Executive and his Affiliates, including any venture in which Executive is involved in the future, will not directly or indirectly, solicit, exploit, pursue or undertake any Pending Opportunity or assist any third party to do so. The restrictions in this Agreement are narrowly tailored to protect Company’s interest in its Pending Opportunities that Company has expended substantial effort to pursue, and will not impair Executive’s ability to practice his profession or earn a living. Either party to this Agreement may solicit any party named on Schedule 7.4B without restriction. The restrictions in this Section 7.4 are not intended to prevent Executive or Reich Brothers, Inc. from pursuing any opportunities that are not Pending Opportunities.

          7.5 Asset Disposition. Company will not dispose of any material assets of Company or CRB identified on Schedule 7.5, except or unless: (i) in good-faith, arm’s-length transactions at fair market value with unrelated third parties; or (ii) with the prior written consent of Executive; or (iii) Company or CRB contemporaneously assigns to Executive an interest in such assets proportional to Executive’s percentage ownership of the Company’s then current issued and outstanding capital stock on a fully diluted basis (“Executive’s Prorata Share”); or (iv) Company or CRB contemporaneously pays to Executive an amount equal to the product of (y) the fair market value of such assets multiplied by (z) Executive’s Prorata Share. For purposes hereof, fair market value of assets shall be no less than the fair market value determined in any disposition of such assets.

          7.6 Confirmed Profit Share. Following the execution of this Agreement, Company will pay to Executive and Jonathan Reich, jointly, an amount equal to the percentage specified on Schedule 7.6 multiplied by the Cumulative Net Profits (defined below) from the transactions identified on Schedule 7.6. Executive will remain actively involved in these transactions and assist Company and its Affiliates to complete such transactions, in each case as reasonably requested by Company. “Cumulative Net Profits” means the cumulative sum of net profits received and losses incurred by CRB and its Affiliates from the sale by CRB and its Affiliates of the assets included in the specified transactions; provided that the net profits or losses for each such transaction will be calculated on the same basis as net profits and losses are required to be calculated with respect to third-party partners in the applicable transaction, or, if the transaction does not include a third party partner, the gross sale proceeds less the cost of goods, capital invested, sales, use, transfer and similar taxes and expenses directly related to the acquisition and sale of the assets, including carrying costs of any real estate. Company will track all amounts received that are subject to this Section 7.6, and all applicable costs, expenses and disbursements, and within 30 days following Company’s final determination of the Cumulative Net Profits, Company will pay to Executive and Jonathan Reich, jointly, any amount required by this Section 7.6, and provide a calculation in reasonable detail of Company’s determination of any amount due. For clarity, in calculating Cumulative Net Profits, any negative net profits resulting from any applicable transaction will be offset against any positive net profits resulting from any applicable transaction, provided that if Cumulative Net Profits is an amount below zero, Executive will not be obligated to pay Company any portion of the negative Cumulative Net Profits.

               7.6.1 Exception Transaction.

                    (a) Purchase. With respect to the transaction identified on Schedule 7.6 that is marked with an asterisk (the “Exception Transaction”), on or before July 31, 2013, Executive, jointly with Jonathan Reich, may in their discretion notify Company in writing (the “Election Notice”) of their intent to purchase the remaining assets related to the Exception Transaction (the “Exception Assets”) for a total purchase price equal to the sum of: (i) all costs and expenses incurred, paid or payable and related to the acquisition of the Exception Assets, and all other costs and expenses incurred, paid or payable and related to the Exception Assets through July 31, 2013, minus (ii) $250,000. To be effective the Election Notice must, if accepted by Company, constitute a binding obligation of Executive to consummate the purchase of the Exception Assets and include an earnest money deposit of $400,000. The earnest money will be applied to the purchase price at closing, be returned to Executive if Company defaults, or be retained by Company if Executive defaults. Retention or return of the earnest money will not limit or affect any remedy available to any Party for a default. Within fifteen days after receipt of an effective Election Notice, Company will notify Executive and Jonathan Reich in writing whether Company, in its discretion, accepts the Election Notice and agrees to be bound to consummate the sale of the Exception Assets. If Company accepts in writing the Election Notice, then on a mutually agreed date that is not later than September 30, 2013, the parties will consummate the sale of the Exception Assets. At the closing of any transaction pursuant to an Election Notice accepted by Company, Executive and Jonathan Reich may assign and delegate their purchase rights and obligations to a third-party purchaser.

                    (b) Effect on Cumulative Net profits. For purposes of Section 7.6, the Exception Transaction will be excluded from the calculation of Cumulative Net Profits if either: (i) a sale of the Exception Assets to Executive or his assignee is consummated pursuant to Section 7.6.1(a), or (ii) Company declines to accept an effective Election Notice pursuant to Section 7.6.1(a) . Any other transaction involving the Exception Assets will be included in the calculation of Cumulative Net Profits for purposes of Section 7.6.

                    (c) Reporting. Within 90 days after the end of each fiscal year and within 60 days after the end of each other fiscal quarter, in each case prior to a disposition of the Exception Assets, Company will provide Executive with an unaudited balance sheet and income statement with respect to the Exception Assets. Upon reasonable request, Company will make available for examination by Executive those books and records of Company that are directly related to the Exception Assets, to enable Executive to confirm the contents of such financial statements. Executive will not use such financial statements or any related information for any purpose other than understanding the status of the Exception Assets, and will not disclose or permit any third party to access the financial statements or the information therein or any related information.

               7.7 Potential Profit Share. Following the execution of this Agreement, Company will pay to Executive and Jonathan Reich, jointly, an amount equal to up to the percentage specified on Schedule 7.7 multiplied by the Cumulative Net Profits from those transactions identified on Schedule 7.7 in which Executive is integrally involved in the disposition of the remaining assets, as determined in accordance with this Section 7.7. Ross Dove and Kirk Dove (the “Dove Brothers”) will recommend to an independent committee of the Company’s Board of Directors, currently consisting of Sam Shimer and Brendon Ryan (the “Independent Committee”) whether Executive is entitled to payment with respect to any such transaction and, if so, the percentage payment due. Absent manifest error, the Dove Brothers’ recommendation will be accepted by the Independent Committee. If any Party disputes the recommendation of the Dove Brothers, the Independent Committee will resolve the dispute in good faith and the Independent Committee’s decision will be binding on the Parties. If the Dove Brothers are not employed by CRB or an Affiliate when a payment may be due under this Section 7.7, then the decision of the Independent Committee regarding the payment of any amount due under this Section 7.7 will be binding on the Parties. Company will track all amounts received that are subject to this Section 7.7, and all applicable costs, expenses and disbursements, and within 30 days following the final determination of the Cumulative Net Profits, Company will pay to Executive and Jonathan Reich, jointly, any amount required by this Section 7.7. For clarity, in calculating Cumulative Net Profits, any negative net profits resulting from any applicable transaction will be offset against any positive net profits resulting from any applicable transaction, provided that if Cumulative Net Profits is an amount below zero, Executive will not be obligated to pay Company any portion of the negative Cumulative Net Profits.

          7.8 Commissions and Claims.

                    (a) Pending Commissions. Subject to Company’s prior or contemporaneous receipt of written confirmation from International Textile Machinery Sales, Inc., Del Ezell and Midtown Commercial Real Estate that all obligations of Company and its Affiliates to them have been satisfied in full and that the amounts being paid are due for services properly rendered and not payable in whole or part, directly or indirectly to Executive or his Affiliates, promptly following the execution of this Agreement Company will pay and deduct in the calculation of Cumulative Net Profits in respect of the Exception Transaction: (i) $50,000 of commissions and expenses of ITMS, the dealer responsible for the sale of the equipment related to the Exception transaction in December 2012, (ii) $20,000 of expenses of Del Ezell, and (iii) $30,000 of fees of Midtown Commercial, the finder of the Exception Transaction.

                    (b) Compensation Claims. If any third party that was not identified to Company’s investment committee as a broker or finder with respect to a Pending Opportunity asserts that, based on communications with Executive, it is entitled to participate in, share profits in, or receive consideration with respect to such Pending Opportunity (a “Compensation Claim”), then: (i) if Executive acknowledges such communication, Executive will either pay the Compensation Claim or obtain for the benefit of Company and its Affiliates a release and waiver of the Compensation Claim, or (ii) if Executive denies such communication Executive will furnish information as may be in the possession of Executive or any Transferred Employee and will cooperate and cause the Transferred Employees to cooperate with Company as may reasonably be requested in connection with defending any claims or legal actions arising out of or related to the Compensation Claim and, if it is finally determined that the Compensation Claim was based on communications with Executive, Executive will either pay the Compensation Claim or obtain for the benefit of Company and its Affiliates a release and waiver of the Compensation Claim.

                    (c) Partner Claims. If, with respect to any potential transaction that was presented to Company’s investment committee, a third party that was not identified to the investment committee asserts that, based on communications with Executive, it is entitled to participate in, share profits in, or receive consideration with respect to such transaction (a “Partner Claim”) then: (i) if Executive acknowledges such communication, Executive will either pay the partner Claim or obtain for the benefit of Company and its Affiliates a release and waiver of the Partner Claim, or (ii) if Executive denies such communication Executive will furnish information as may be in the possession of Executive or any Transferred Employee and will cooperate and cause the Transferred Employees to cooperate with Company as may reasonably be requested in connection with defending any claims or legal actions arising out of or related to the partner Claim and, if it is finally determined that the Partner Claim was based on communications with Executive, Executive will either pay the Partner Claim or obtain for the benefit of Company and its Affiliates a release and waiver of the Partner Claim.

          7.9 Company Property and Operational Data.

               7.9.1 Return of Company Property. On the execution of this Agreement, Executive will return and deliver to the Secretary of Company, all paper files and records relating to the business of the Company, any subscriptions, any licenses for licensed software, and all prepaid assets, security and other deposits and similar assets. Executive will not retain any copies or extracts of the foregoing or make any use of Company assets after the execution of this Agreement, except as directed by Company to support ongoing transactions pursuant to Sections 7.6 and 7.7. Executive will retain all other personal property located at the Office. For purposes of clarity, the Company shall not be entitled to retain a copy of Executive’s Microsoft Outlook personal contact database.

               7.9.2 Operational Data. Executive owns his personal contact databases and the Transferred Employees own their own personal contact databases contained in Microsoft Outlook. Executive will be entitled to retain the use of CRB’s telephone numbers. CRB will implement a forwarding message for all emails addressed to Executive and Transferred Employees which shall read as follows: “Please note that effective July 1, 2013, Jonathan Reich/Adam Reich and the employees at both the New York and Los Angeles offices of Counsel RB Capital have joined Reich Brothers LLC. Jonathan/Adam can be reached at jreich@reichbros.com/areich@reichbros.com. The addresses and phone numbers remain the same.” From the Separation Date through December 31, 2013, Company will cause such forwarding message to be in effect, and will forward to Executive all email messages received by Company and addressed to Executive or Transferred Employees. No personnel of Company or its Affiliates will access or read any emails sent to Executive or the Transferred Employees from the Separation Date through December 31, 2013. After December 31, 2013, such email accounts will be rendered void and unusable by any Party. Following the execution of this Agreement, any other operational intellectual property identified on Schedule 7.9.2 including phone numbers as noted above and the domain name counselrb.com will belong to Executive and to Jonathan Reich; provided that no right to any trademark or trade name of Company or its Affiliates is transferred. Promptly following execution of this Agreement, Company will transfer the domain name counselrb.com to GoDaddy Account # 66562729 with the Administrative Name reichbros.com. Upon such transfer, Company will notify Ron Schinik at Rschinik@reichbros.com that the transfer has been completed. Executive will cease and cause his Affiliates to cease all use of the term “Counsel” in any domain name on or before September 30, 2013.

     8. Representations and Warranties.

          8.1 Executive and Affiliates. Executive and his Affiliates jointly and severally represent and warrant to Company and its Affiliates that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the execution of this Agreement:

               8.1.1 Organization and Good Standing. Each Affiliate of Executive is an entity duly formed, validly existing and in good standing under the laws of the state of its organization. Executive and each of his Affiliates have full power and authority to enter into this Agreement and carry out the transactions contemplated hereby.

               8.1.2 Authorization. The execution, delivery and performance of this Agreement by each Affiliate of Executive have been duly and validly authorized by such Affiliate and by all other necessary entity action on the part of such Affiliate. This Agreement constitutes the legal, valid and binding obligation of Executive and each of his Affiliates, enforceable against Executive and his Affiliates in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

               8.1.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the certificate of incorporation or formation, operating agreement or bylaws, or any other organizational document of any Affiliate of Executive, (b) any law or regulation to which any Affiliate of Executive is subject; (c) any contract to which Executive or any Affiliate is a party or is subject; or (d) any order or decree of any court, arbiter or governmental authority applicable to Executive or his Affiliates. Executive and his Affiliates need not give any notice to, make any filing with, or obtain any approval or consent of any third party in order to consummate the transactions contemplated hereby.

               8.1.4 Litigation. No lawsuit, governmental investigation or legal, administrative, or arbitration action or proceeding is pending or threatened against Executive or any of his Affiliates, that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

          8.2 Company and Affiliates. Company hereby represents and warrants to Executive and his Affiliates that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the execution of this Agreement:

               8.2.1 Organization and Good Standing. Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida and has full power and authority to enter into and carry out its obligations under this Agreement. Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

               8.2.2 Authorization. The execution, delivery and performance of this Agreement by Company have been duly and validly authorized by Company and by all other necessary corporate action on the part of Company. This Agreement constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

               8.2.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the certificate of incorporation, bylaws or any other organizational document of Company, (b) any law or regulation to which Company is subject; (c) any contract to which Company or any Affiliate is a party or is subject; or (d) any order or decree of any governmental authority applicable to Company or its Affiliates. Other than Israel Discount Bank of New York, Company and its Affiliates need not give any notice to, make any filing with, or obtain any approval or consent of any third party in order to consummate the transactions contemplated hereby.

               8.2.4 Litigation. No lawsuit, governmental investigation or legal, administrative, or arbitration action or proceeding is pending or threatened against Company or any of its Affiliates, that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby.

     9. Survival. The representations and warranties and covenants of the Parties contained in this Agreement shall survive the execution of this Agreement and continue thereafter.

     10. Confidentiality. Except as required by applicable law, each Party will keep confidential the terms of this Agreement and all discussions and negotiations between the Parties regarding this Agreement. Except as required by applicable law, no Party will discuss this Agreement or the terms of this Agreement with anyone other than Executive’s spouse or the Parties’ respective tax, accounting or legal advisors, except to say that the terms were satisfactory to all concerned. If a Party discusses this Agreement as allowed by the preceding sentence, they will inform the persons with whom the Agreement is discussed that the terms and substance of this Agreement must remain confidential. Notwithstanding the foregoing, the Parties will mutually agree on a press release to be issued upon execution of this Agreement. In addition, notwithstanding clause (ii) of Section 6.3, but subject to the remainder of Section 6.3, (i) Executive may announce his new venture and that Executive and the Transferred Employees have joined Executive’s new venture and have separated from Company, (ii) Executive may state that Executive and Company have separated on mutually agreed and amicable terms; (iii) Company may issue communications confirming the departure of Executive and the Transferred Employees; and (iv) Company may issue communications that Executive and the Transferred Employees have separated on mutually agreed and amicable terms.

     11. Equitable Relief. Each Party acknowledges that the performance of its obligations under this Agreement are special, unique and of extraordinary character, and that, in the event that such Party or its Affiliates breach, threaten to breach or fail or refuse to perform any of their obligations under this Agreement, irreparable injury to the other Parties will result. If a Party or its Affiliates breaches, threatens to breach or fails or refuses to perform any of its obligations under this Agreement, then each other Party will be entitled to, in addition to any remedies at law for damages or other relief, specific performance of such covenant or agreement hereunder, including injunctive relief.

     12. Code Section 409A Compliance. This Agreement will be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code. Further, the Parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, Company, its Affiliates and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws. Executive agrees to accept the potential application of the Tax Laws, including section 409A of the Code, to the tax and legal consequences of payments payable to the Executive hereunder.

     13. Governing Law; Dispute Resolution. This Agreement and all rights, duties, and remedies hereunder will be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to its conflict of law provisions. Exclusive venue for any action arising out of or related to this Agreement will be in state or federal court located in the County of New York, New York, and each party consents to the jurisdiction of such courts and waives any defense based on lack of personal jurisdiction or inconvenient forum. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT BE TRIED BY JURY. EACH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO DEMAND TRIAL BY JURY.

     14. No Admission of Liability. No part of this Agreement is to be construed as an admission of liability or any other form of wrongdoing by any of the Parties or their Affiliates, and no part of this Agreement is to be construed as a release or waiver of any claim or cause of action by any of the Parties or their Affiliates.

     15. Conditions Precedent. The obligation of Company and its Affiliates, on the one hand, and the Executive and his Affiliates, on the other hand, to perform the duties and covenants of Company and its Affiliates or the Executive and his Affiliates, as appropriate, are subject in each instance to satisfaction of the conditions precedent that Company and its Affiliates, on the one hand, and the Executive and his Affiliates, on the other hand, have each complied in all material respects with the relevant provisions of this Agreement and that the representations and warranties of the Company and its Affiliates and of the Executive and his Affiliates, as applicable, are true and correct on the Separation Date.

     16. Further Assurances. Each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including but not limited to the execution and delivery of such further documents and instruments and the taking of such other acts, as another Party may reasonably request in order to effectuate the transactions contemplated by this Agreement. Each Party will cause its Affiliates to comply with the terms of this Agreement as though such Affiliates were parties to this Agreement, and each Party will be liable for any failure of its Affiliates to comply with the terms of this Agreement.

     17. Severability. If any court of competent jurisdiction determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration, or scope of such provision, such court will have the power to reduce the duration or scope of such provision or to strike such provision in its entirety, as the case may be, and, in its modified or reduced form, this Agreement will then be enforceable to the maximum extent permitted by applicable law.

     18. Successors And Assigns. Executive agrees that this Agreement will be binding upon, and pass to the benefit of, the successors and assigns of Company and its Affiliates. Any payments due to the Executive hereunder or rights accrued hereunder will be payable to or enforceable by his estate or representative in the event of his death or disability. No assignment or rights or delegation of duties under this Agreement will relieve the assigning or delegating Party of its obligations under this Agreement.

     19. Amendments. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of each Party.

     20. Interpretation. The section headings contained herein are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement. The terms and provisions of this Agreement are the result of negotiations among the parties. Accordingly, no ambiguity in this Agreement that may arise in the future will be interpreted against or adversely to any of the Parties solely because that Party, or that Party’s representative, was responsible for proposing or drafting said language, or any term of this Agreement.

     21. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.

     22. Entire Agreement. Except for the Surviving Agreements and continuing provisions of the terminated agreements, this Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto, and no Party will be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement is for the sole benefit of the Parties, their Affiliates, the Company Indemnified Parties and the Executive Indemnified parties, and no other person, entity or organization will be deemed to be a third party beneficiary of this Agreement.

(SIGNATURE PAGE FOLLOWS)

     The Parties have executed this Agreement effective as of June 30, 2013.

EXECUTIVE:

/s/ Adam Reich
Adam Reich

CRB HOLDINGS:

CRB HOLDINGS LA, LLC

By:	/s/ Adam Reich
Its:	Member

KIND CHIN:

KIND CHIN ASSOCIATES, LLC

By:	/s/ Adam Reich
Its:	Member

COMPANY:

COUNSEL RB CAPITAL INC.

By:	/s/ Stephen Weintraub
Its:	EVP, Secretary & CFO